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                                                                    EXHIBIT 12.1

               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                               1998      1999      2000      2001       2002
                                              -------   -------   -------   -------   --------
                                                               (IN THOUSANDS)
Income available for fixed charges:
  Income (loss) from continuing operations
     before taxes...........................  $49,755   $ 1,021   $(6,490)  $ 5,053   $(12,586)
  Fixed charges.............................    1,305    23,989    44,290    38,492     34,747
                                              -------   -------   -------   -------   --------
                                               51,060    25,010    37,800    43,545     22,161
Fixed charges:
  Interest expense..........................      634    23,194    43,341    37,756     34,126
  Interest portion of rent expense..........      671       795       949       736        621
                                              -------   -------   -------   -------   --------
                                                1,305    23,989    44,290    38,492     34,747
Ratio of earnings to fixed charges..........     39.1x      1.0x         (a)     1.1x         (b)

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(a) The Company's earnings were inadequate to cover fixed charges for the pro forma year ended December 31, 2000 by approximately $6,490.

(b) The Company's earnings were inadequate to cover fixed charges for the pro forma year ended December 31, 2002 by approximately $12,586.